Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS FULLY DILUTED EARNINGS PER SHARE OF $0.31 IN THE

SECOND QUARTER OF FISCAL 2007, ENDED NOVEMBER 30, 2006

Second Quarter 2007 Highlights:

•	Revenues were $166.4 million versus $126.8 million a year earlier;
•	Net income soared 368.2% to $8.1 million compared with $2.2 million in the second quarter a year ago;
•	Gross margins increased to 13.2% from 10.2% for the second quarter a year earlier; and
•	Fully diluted EPS was $0.31 per share versus $0.10 per share in the same quarter a year ago.

Six Month 2007 Highlights:

•	Revenues were $293.2 million versus $235.8 million for the same period in fiscal 2006; and
•	Fully diluted EPS was $0.43 per share versus $0.13 per share a year earlier.

TULSA, OK – January 4, 2007 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the second quarter of fiscal 2007, ended November 30, 2006. Total revenues for the quarter were $166.4 million compared to $126.8 million recorded in the second quarter of fiscal 2006.

Net income for the second quarter of fiscal 2007 was $8.1 million, or $0.31 per fully diluted share, which included pre-tax charges of $0.3 million, or $0.01 per fully diluted share, for the adoption of the fair value recognition provisions in SFAS 123(R) Accounting for Stock-Based Compensation. These results show a 368.2% improvement compared to the prior year when the Company reported second quarter net income of $2.2 million, or $0.10 per fully diluted share.

Michael J. Bradley, president and chief executive officer of Matrix Service Company, said, “We are extremely proud of the results our people have achieved. In the second quarter alone, we expanded our Senior Credit Facility to $75.0 million for five years from $50.0 million, we settled three of the four remaining significant disputed contracts and we announced three significant new projects, which totaled more than $90 million in additions to our backlog.”

EBITDA(1) for the second quarter of fiscal 2007 was $14.9 million, compared to $7.6 million for the same period last year. Gross margins on a consolidated basis for the current quarter were 13.2% compared to 10.2% reported in the same quarter a year ago. The gross margins were driven by the improvement in both the Construction Services and the Repair and Maintenance Services segments.

Construction Services revenues for the second quarter 2007 were $83.3 million compared to $48.4 million in the same period a year earlier. The increase was a result of significantly higher construction work in the Downstream Petroleum Industry, where second quarter revenues soared 82.7% to $65.0 million, from $35.5 million in the second quarter of fiscal 2006, by Other Industries’ revenues, which gained 44.2% to $14.0 million, from $9.7 million for the year-earlier period, and by Power Industry revenues, which increased 38.1% to $4.3 million, from $3.1 million for the year-earlier period.

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Matrix Service Company

January 4, 2007

Construction Services’ gross margins were 11.3% versus 8.5% in the second quarter of fiscal 2006. The second quarter margin improvement was attributable to a robust market environment, effective project execution and the Company’s continued focus to manage its contractual risks, while at the same time working with customers to meet their strategic objectives.

Repair and Maintenance Services revenues advanced by $4.7 million, or 6.0%, in the second quarter of 2007 to $83.1 million, from $78.4 million in the same quarter in 2006. The increase was primarily a result of higher Downstream Petroleum Industry revenues, where second quarter revenues rose 5.5% to $78.2 million, from $74.1 million a year earlier, and by Power Industry revenues, which increased 23.8% to $3.7 million, from $3.0 million for the year-earlier period. Gross margins were 15.1% in the quarter versus 11.3% in the second quarter a year ago. Repair and Maintenance Services’ gross margins benefited from the higher revenue volumes relative to its overall fixed cost structure.

Six Month Results

For the six months ended November 30, 2006, Matrix Service reported consolidated revenues of $293.2 million versus $235.8 million recorded in the year-earlier period.

Net income for the six month period was $11.1 million, or $0.43 per fully diluted share, which included pre-tax charges of $0.5 million, or $0.01 per fully diluted share, for the adoption of fair value recognition provisions in SFAS 123(R) Accounting for Stock-Based Compensation. These results significantly exceeded the prior year six month period net income of $2.5 million, or $0.13 per fully diluted share. EBITDA(1) for the six months ended November 30, 2006 was $22.1 million, compared with $12.4 million for the year earlier period. Consolidated gross margins increased to 12.0% from 9.8% a year earlier.

Revenues for the Construction Services segment were $160.1 million, compared with $110.6 million for the six months ending November 30, 2005. The increase was due to significantly higher construction work in the Downstream Petroleum Industry, where revenues for the six month period increased 38.9% to $119.4 million versus $86.0 million for the same six month period last year, to higher Other Industries’ revenues, which jumped 75.5% to $31.5 million in the recent six month period, versus $17.9 million a year earlier, and to higher Power Industry revenues, which gained 37.9% to $9.2 million in the recent six month period compared to $6.7 million a year earlier. Gross margins in the Construction Services segment increased to 11.1% from 9.5% a year earlier, as margins improved across all industry types from the factors discussed above.

Revenues for Repair and Maintenance Services rose $7.9 million, or 6.4%, to $133.1 million, for the six month period ending November 30, 2006, from $125.2 million for the six month period ending November 30, 2005. The increase was primarily due to significantly higher Downstream Petroleum Industry work, where revenues rose 8.1% to $126.5 million, versus $117.1 million for the same six month period last year. These increases were partially offset by lower Power Industry revenues, which fell 16.0% to $4.9 million in the six month period from $5.9 million in the same six month period last year and by lower Other Industries’ revenues, which fell 24.2% to $1.7 million in the six month period from $2.2 million in the same six month period last year. Gross margins were 13.1% versus 10.1% a year earlier.

Mr. Bradley added, “The market environment in the Downstream Petroleum Industry continues to fuel our improving performance. Our backlog of $322 million is approximately 80% within this industry. Based upon these trends, we are again raising our revenue guidance for the full fiscal year to the range of $560 million to $580 million from the previous disclosed range of $510 million to $540 million. We will continue a disciplined contracting strategy aimed at improving profit margins and reducing risk. While there will always be risk in the projects we execute, we are confident in our ability to manage those risks and therefore are also raising our gross profit margin guidance to the range of 11.0% to 12.0% from the targeted range of 10.5% to 11.0% previously reported.”

Matrix Service Company

January 4, 2007

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Les Austin, vice president and CFO. The call will take place at 11:00 a.m. (EST)/10:00 a.m. (CST) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin

Vice President Finance and CFO

T: 918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen

The Global Consulting Group

T: 646-284-9418

E: tnguyen@hfgcg.com

Matrix Service Company

January 4, 2007

Matrix Service Company

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005
	(unaudited)		(unaudited)
Revenues	$166,366	$126,778	$293,225	$235,774
Cost of revenues	144,464	113,819	258,016	212,632

Gross profit	21,902	12,959	35,209	23,142
Selling, general and administrative expenses	8,703	7,487	16,387	14,694
Impairment and abandonment costs	—	70	—	70
Restructuring	46	45	46	367

Operating income	13,153	5,357	18,776	8,011

Other income (expense):
Interest expense	(759)	(2,638)	(1,505)	(5,415)
Interest income	29	2	58	9
Other	198	838	302	1,568

Income before income taxes	12,621	3,559	17,631	4,173
Provision for federal, state and foreign income taxes	4,547	1,391	6,549	1,630

Net income	$8,074	$2,168	$11,082	$2,543

Basic earnings per common share	$0.35	$0.11	$0.50	$0.14

Diluted earnings per common share	$0.31	$0.10	$0.43	$0.13

Weighted average common shares outstanding:
Basic	23,004,171	19,537,664	22,252,486	18,477,718
Diluted	26,589,115	25,693,625	26,572,376	24,881,711

Matrix Service Company

January 4, 2007

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	November 30, 2006	May 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,092	$8,585
Receivables, less allowances (November 30, 2006 - $245 and May 31, 2006 - $190)	80,261	64,061
Contract disputes receivable	975	11,668
Costs and estimated earnings in excess of billings on uncompleted contracts	27,181	24,538
Prepaid expenses	5,031	5,581
Inventories	5,553	4,738
Income tax receivable	—	104
Deferred income taxes	647	2,831
Assets held for sale	809	809

Total current assets	125,549	122,915

Property, plant and equipment at cost:
Land and buildings	23,194	23,100
Construction equipment	35,264	31,081
Transportation equipment	12,348	10,921
Furniture and fixtures	9,147	8,658
Construction in progress	2,092	2,392

	82,045	76,152
Accumulated depreciation	(40,989)	(38,712)

	41,056	37,440

Goodwill	23,356	23,442

Other assets	6,353	4,479

Total assets	$196,314	$188,276

Matrix Service Company

January 4, 2007

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	November 30, 2006	May 31, 2006
	(unaudited)
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$35,390	$47,123
Billings on uncompleted contracts in excess of costs and estimated earnings	20,814	12,078
Accrued insurance	5,071	6,408
Other accrued expenses	13,392	12,436
Income tax payable	330	—
Current capital lease obligation	471	406
Current portion of acquisition payable	1,854	1,808

Total current liabilities	77,322	80,259

Deferred income taxes	3,461	3,502
Long-term capital lease obligation	416	538
Long-term acquisition payable	2,644	2,578
Convertible notes	15,000	25,000

Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares authorized; 24,686,782 and 22,595,243 shares issued as of November 30, 2006 and May 31, 2006	247	226
Additional paid-in capital	85,883	75,855
Retained earnings	15,374	4,316
Accumulated other comprehensive income	539	814

	102,043	81,211
Less: Treasury stock, at cost – 1,649,886 and 1,731,386 shares as of November 30, 2006 and May 31, 2006	(4,572)	(4,812)

Total stockholders’ equity	97,471	76,399

Total liabilities and stockholders’ equity	$196,314	$188,276

Matrix Service Company

January 4, 2007

Results of Operations

	Construction Services	Repair & Maintenance Services	Other	Combined Total
	(In thousands)
Three Months ended November 30, 2006
Gross revenues	$85,871	$83,383	$—	$169,254
Less: Inter-segment revenues	2,568	320	—	2,888

Consolidated revenues	83,303	83,063	—	166,366
Gross profit	9,372	12,530	—	21,902
Operating income (loss)	4,609	8,590	(46)	13,153
Income (loss) before income tax expense	4,487	8,180	(46)	12,621
Net income (loss)	2,945	5,157	(28)	8,074
Segment assets	93,561	82,739	20,014	196,314
Capital expenditures	1,921	1,173	378	3,472
Depreciation and amortization expense	896	677	—	1,573

Three Months ended November 30, 2005
Gross revenues	$50,589	$78,547	$—	$129,136
Less: Inter-segment revenues	2,186	172	—	2,358

Consolidated revenues	48,403	78,375	—	126,778
Gross profit	4,111	8,848	—	12,959
Operating income	1,297	4,060	—	5,357
Income before income tax expense	260	3,299	—	3,559
Net income	153	2,015	—	2,168
Segment assets	92,239	64,578	33,616	190,433
Capital expenditures	551	129	456	1,136
Depreciation and amortization expense	684	733	—	1,417

Six Months ended November 30, 2006
Gross revenues	$164,862	$133,811	$—	$298,673
Less: Inter-segment revenues	4,750	698	—	5,448

Consolidated revenues	160,112	133,113	—	293,225
Gross profit	17,819	17,390	—	35,209
Operating income (loss)	8,900	9,922	(46)	18,776
Income (loss) before income tax expense	8,198	9,479	(46)	17,631
Net income (loss)	5,172	5,938	(28)	11,082
Segment assets	93,561	82,739	20,014	196,314
Capital expenditures	4,193	1,935	649	6,777
Depreciation and amortization expense	1,695	1,336	—	3,031

Six Months ended November 30, 2005
Gross revenues	$114,834	$125,483	$—	$240,317
Less: Inter-segment revenues	4,216	327	—	4,543

Consolidated revenues	110,618	125,156	—	235,774
Gross Profit	10,552	12,590	—	23,142
Operating income	3,781	4,230	—	8,011
Income before income tax expense	1,289	2,884	—	4,173
Net income	786	1,757	—	2,543
Segment assets	92,239	64,578	33,616	190,433
Capital expenditures	1,169	218	688	2,075
Depreciation and amortization expense	1,384	1,480	—	2,864

Matrix Service Company

January 4, 2007

Segment Revenue from External Customers by Industry Type

	Construction Services	Repair & Maintenance Services	Total
	(In thousands)
Three Months Ended November 30, 2006
Downstream Petroleum Industry	$64,956	$78,191	$143,147
Power Industry	4,347	3,697	8,044
Other Industries (1)	14,000	1,175	15,175

Total	$83,303	$83,063	$166,366

Three Months Ended November 30, 2005
Downstream Petroleum Industry	$35,547	$74,126	$109,673
Power Industry	3,148	2,986	6,134
Other Industries (1)	9,708	1,263	10,971

Total	$48,403	$78,375	$126,778

Six Months Ended November 30, 2006
Downstream Petroleum Industry	$119,391	$126,502	$243,893
Power Industry	9,231	4,920	14,151
Other Industries (1)	31,490	1,691	33,181

Total	$160,112	$133,113	$293,225

Six Months Ended November 30, 2005
Downstream Petroleum Industry	$85,982	$117,069	$203,051
Power Industry	6,692	5,855	12,547
Other Industries (1)	17,944	2,232	20,176

Total	$110,618	$125,156	$235,774

(1)	Other Industries consists primarily of liquefied natural gas, wastewater, food and beverage, manufacturing and paper industries.

Matrix Service Company

January 4, 2007

Non-GAAP Financial Measure

EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “net income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions, that are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

A reconciliation of EBITDA to net income follows:

	Three Months Ended		Six Months Ended
	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005
	(In thousands)		(In thousands)
Net income	$8,074	$2,168	$11,082	$2,543
Interest expense, net	730	2,636	1,447	5,406
Provision for income taxes	4,547	1,391	6,549	1,630
Depreciation and amortization	1,573	1,417	3,031	2,864

EBITDA	$14,924	$7,612	$22,109	$12,443